Exhibit 99.2

TRLG Q3 Management Commentary	2012

For a discussion of our consolidated results on the third quarter of 2012, please see our earnings release issued on November 5, 2012.  Below please find additional information regarding our second quarter and year to date results by business segment.

Third Quarter Segment Overview

Our U.S. Consumer Direct segment’s third quarter 2012 net sales increased over the same period last year by 5.7% to $65.3 million due to the increase in the number of retail stores operated this year versus last year.  During the quarter, we opened three branded retail stores, bringing the total to 119 stores at quarter end compared to 105 stores at the end of the third quarter of 2011.  Our same-store sales decreased 4.7% in the third quarter, which we attribute to a slowdown in traffic, prolonged summer weather, and a decrease in sales of denim merchandise.

The segment’s weighted average retail square footage for the third quarter of 2012 was 224,000 square feet compared to 194,000 square feet for the third quarter of 2011. At September 30, 2012, the total retail square footage was 228,000 square feet.  A recap of the stores opened from July 1, 2012 to September 30, 2012 is attached to this commentary.

Other key metrics in the U.S. Consumer Direct segment include average selling price (ASP) of jeans in the full price stores.  The ASP of jeans increased to $253 in the third quarter of 2012 from $240 in the third quarter of 2011.  Sportswear sales made up 35.1% of the U.S. Consumer Direct net sales in the third quarter 2012, compared to 28.8% in the third quarter of 2011.

The U.S. Consumer Direct segment’s gross margin increased by 50 basis points versus the prior-year period to 70.9%, primarily due to improvement in the outlet stores’ gross margin.

The U.S. Consumer Direct segment’s SG&A rate increased 200 bps in the third quarter of 2012 versus the prior year quarter as a result of the same store sales decrease and the addition of merchandise planning and buying resources to support growth in this segment.

The U.S. Consumer Direct segment’s third quarter 2012 operating income increased by 1.1% to $21.2 million. The segment’s operating margin decreased to 32.5% in the third quarter of 2012 from 34.0% in the third quarter of 2011, primarily due to the segment’s decrease in same store sales and the increase in merchandise planning and buying resources. The segment’s four-wall operating margin was 36.8% in the third quarter 2012 versus 38.3% in third quarter 2011.

Our U.S. Wholesale segment’s net sales increased by 35.4% to $29.8 million.  This is the third consecutive year-over-year increase in this segment’s quarterly net sales.  This segment’s sales growth was attributable to the Off-Price and Specialty Store channels.  We increased the amount of slow-moving merchandise sold to the Off-price channel in order to put more ‘designed for’ merchandise in our outlet stores.  As we have mentioned in the past, the ‘designed for’ merchandise typically yields higher sell-through rates and better gross margins in our outlet stores as compared to the performance of discounted slow-moving merchandise.  The Specialty Stores channel has achieved ten consecutive quarters of year-over-year quarterly net sales growth.  This quarter’s sales increase was driven by sales of men’s merchandise.

The U.S. Wholesale segment’s gross margin declined by 150 basis points, primarily due to the increased sales of slow-moving merchandise to the Off-Price channel.  SG&A dollars were flat to last year’s third quarter, which led to 170 bps of SG&A leverage.  Operating margin for this segment rose 20 basis points to 44.5% in the third quarter of 2012 as compared to the same period last year.

In our International segment, net sales decreased by 3.0% to $22.7 million, which was roughly in line with our forecast. The segment’s wholesale sales decreased primarily in Korea, which was anticipated, and in Germany. This wholesale sales reduction was mostly offset by a 115% increase in retail net sales, the direct result of opening 15 International retail stores since the end of the third quarter of 2011. We opened five International branded retail stores during the third quarter of 2012 and we operated 28 stores as of September 30, 2012, compared to 13 stores at the end of the 2011 third quarter.

The International gross margin declined 320 basis points, primarily due to an increase in wholesale sales discounts to clear slow moving merchandise in Germany and the Canada retail price reductions we took in the second quarter of this year to more closely align our Canada retail prices with the U.S. retail prices. The International SG&A expense increased 52.3% due to the operating costs associated with the additional 15 branded retail stores.

The International segment’s operating income decreased by 74.4% to $1.7 million, and its operating margin decreased to 7.7% from 29.0% primarily due to the wholesale sales decreases and the segment’s gross margin decrease.  The segment’s retail stores had a four-wall operating margin of 14.0% in the third quarter of 2012.

Year-to-Date Segment Overview

U.S. Consumer Direct net sales in the first nine months of 2012 increased 12.1% to $195.1 million due to the expansion of our retail store count and a 3.3% same store sales increase.

The U.S. Consumer Direct gross margin decreased to 70.3% in the first nine months of 2012 from 71.8% in the same period in 2011. During the first nine months of 2012, we experienced a sales mix shift toward our lower-margin outlet stores and we took increased markdowns in our outlet stores in order to clear slower-moving women’s merchandise.

The $8.9 million increase in U.S. Consumer Direct SG&A was primarily due to costs associated with the increase in store count.  Also contributing to the increase were merchandise planning and buying resources to support this segment’s sales growth.  As a percentage of U.S. Consumer Direct net sales, SG&A increased by 60 bps to 37.2% primarily due to these planned increases in back office support.  The four-wall SG&A rate improved 90 basis points from 32.5% to 31.6%, due to the segment’s same store sales increase, which produced leverage on fixed costs.

Operating income within the U.S. Consumer Direct segment increased by 5.6% to $64.6 million. The U.S. Consumer Direct segment’s operating margin decreased to 33.1% in the first nine months of 2012 from 35.2% in the first nine months of 2011, primarily due to the reduced gross margin.  The segment’s 4-wall operating margin was 38.7% in the first nine months of 2012 versus 39.4% in the first nine months of 2011.

U.S. Wholesale net sales for the first nine months increased by 15.3% to $73.7 million, primarily due to an increase in sales to the Off-Price and Specialty Store channels, which was partially offset by a decrease in sales to Majors.

Gross margin decreased by 150 basis points to 51.0% in the first nine months of 2012 primarily due to an increase in sales to the Off-Price channel, which earns a lower gross margin.  Also contributing to the decrease was a sales mix shift within the Off-Price channel towards increased sales of slow-moving merchandise, which earns a lower gross margin than merchandise designed for this channel.

SG&A expenses decreased by $1.1 million to $4.7 million primarily due to a decrease in bad debt expense.  In the second quarter of 2011 we wrote off a $0.7 million receivable from a former customer as a result of their bankruptcy filing.  The decrease in SG&A costs combined with the segment’s increase in sales contributed to the U.S. Wholesale SG&A rate decreasing from 9.1% in the first nine months of 2011 to 6.4% in the first nine months of 2012.

The U.S. Wholesale segment’s operating income increased by 18.8% to $32.9 million, and its operating margin increased from 43.4% in the first nine months of 2011 to 44.7% in the first nine months of 2012 driven by the segment’s growth in sales.

International net sales decreased by 0.7% to $59.6 million primarily due to the slowdown in wholesale sales in Korea, Germany, and Canada.  This was offset by an increase in retail sales as we have steadily increased our international store count since the beginning of 2011.

Gross margin increased by 90 basis points to 58.2% in first nine months of 2012 due to the sales mix shift towards our international retail business, which earns a higher gross margin than our wholesale business.

The segment’s SG&A increased to $28.7 million from $21.2 million primarily due to our planned international expansion, including an increase in the number of branded retail stores from 13 stores at September 30, 2011 to 28 stores at September 30, 2012.  As a percentage of net sales, SG&A was 48.2% in the first nine months of 2012 versus 35.4% in the first nine months of 2011. This SG&A rate increase was driven by the wholesale sales decrease and the sales mix shift to the direct retail business, which has a higher SG&A rate than the wholesale business.

The International segment’s operating income decreased by 54.7% to $6.0 million, and its operating margin decreased to 10.0% from 21.9% primarily due to wholesale sales slowdown in Korea, Germany, and Canada.

True Religion Brand Jeans - Retail stores opened from July 1, 2012 through September 30, 2012

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type
US Stores
1	Walden Galleria	Cheektowaga	NY	7/18/2012	1,687	Retail
2	Grand Prairie	Grand Prairie	TX	8/16/2012	2,331	Outlet
3	Cherry Creek	Denver	CO	9/27/2012	2,042	Retail

		City	Country
International Stores
1	Sherway Gardens	Toronto	Canada	7/11/2012	1,188	Retail
2	Vienna	Vienna	Austria	7/12/2012	1,722	Retail
3	Richmond Centre	Richmond	Canada	7/25/2012	1,413	Retail
4	Neumunster	Neumunster	Germany	9/19/2012	1,475	Outlet
5	Oberhausen	Oberhausen	Germany	9/27/2012	2,120	Retail

True Religion Brand Jeans - Total Retail Stores

	As of	Opened during	Closed during	As of	Remainder to be	Relocated during
Store Count	June 30, 2012	Q3 2012	Q3 2012	September 30, 2012	opened in 2012	Q3 2012
US Stores
Regular Price	83	2	0	85	1	0
Outlet	33	1	0	34	2	0
US Store Total	116	3	0	119	3	0
International Stores
Regular Price	14	4	0	18	2	0
Outlet	9	1	0	10	0	0
International Store Total	23	5	0	28	2	0
Total US and International Stores	139	8	0	147	5	0

	As of	As of
Store Count	September 30, 2011	September 30, 2012
US Stores
Regular Price	76	85
Outlet	29	34
US Store Total	105	119
International Stores
Regular Price	9	18
Outlet	4	10
International Store Total	13	28
Total US and International Stores	118	147